Exhibit 10

Executive Management Bonus Plan for the Fiscal Year Ended April 1, 2005.

Bonuses to incentivize and reward annual performance of the Company’s four Executive Officers for the fiscal year ended April 1, 2005 will be activated at 95% of a $9,500,000 EBITDA goal (or $9,000,000). A bonus of 100% of base salary will be awarded at 120% of the $9,500,000 EBITDA goal (or $11,400,000), and 50% if budget ($9,500,000) is achieved. At $9,000,000 EBITDA, bonuses will be activated at 10% of base salary and straight line between $9,000,000 to $9,500,000 EBITDA from 10% to 50% of base salary. If EBITDA is between $9,500,000 to $11,400,000, bonuses will straight line from 50% to 100% of base salary. In addition, the Compensation Committee approved recommendation for up to an additional 10% of base salary to be awarded based on achievement of strategic goals.